Exhibit 99.1

PETMED EXPRESS, INC.

QUARTER ENDED JUNE 30, 2022

CONFERENCE CALL TRANSCRIPT

JULY 25, 2022 AT 4:30 P.M. ET

Operator

Welcome to the PetMeds conference call to review the financial results for the first fiscal quarter ended June 30, 2022. At the request of the Company, this conference call is being recorded. Founded in 1996, PetMeds is Your Trusted Pet Health ExpertTM, delivering prescription and non-prescription pet medications, and other health products for dogs, cats and horses direct to the customer. PetMeds markets its products through advertising and promotional campaigns, which direct customers to order online or by phone, and which are intended to increase the recognition of the "PetMeds" brand name. PetMeds provides an attractive alternative for obtaining pet medications in terms of convenience, price, ease of ordering and rapid home delivery. At this time, I would like to turn the call over to the Company’s Chief Financial Officer, Mr. Bruce Rosenbloom.

Bruce Rosenbloom

Thank you and I would like to welcome everybody here today. I would also like to remind everyone that the first portion of this conference call will be listen-only, until the question-and-answer session, which will be later in the call. Also, certain information that will be included during this call may include forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 or the Securities and Exchange Commission that may involve a number of risks and uncertainties. These statements are based on our beliefs, as well as assumptions we have used based upon information currently available to us. Because these statements reflect our current views concerning future events, these statements involve risks, uncertainties and assumptions. Actual results could differ materially from those projected. The company undertakes no obligation to update these statements based on subsequent events. We have identified various risk factors associated with our operations in our most recent annual report and other filings with the Securities and Exchange Commission.

Let me now introduce our CEO & President, Matt Hulett – Matt.

Matt Hulett

Thanks, Bruce. Good afternoon and thank you for joining us for our fiscal 2023 first quarter call. As a reminder, PetMeds pioneered the online pet prescription business over 26 years ago and this is a legacy of which everyone at PetMeds is very proud. As I approach the one-year mark since taking over as CEO and President, I continue to believe that PetMeds is a terrific company with a talented and dedicated workforce serving a large and loyal customer base that supports our vision that “every pet deserves to live a long, happy, healthy life.” My commitment to all of our stakeholders is to be open and transparent, particularly as it pertains to our progress with engineering the transformation of this iconic company.

Today I will break the call into four themes: 1) an update on our core business 2) an update on our partner strategy 3) a major change to our management team and 4) the progress on our business transformation. So let's start with an update on our core business. As we mentioned in our last call, we saw a slow start to flea and tick season due to seasonally colder temperatures, which continued into the early part of the most recent quarter. Due to the high concentration of our business in flea and tick and heartworm medications, the slower sales of these products in the month of April in particular had a material impact on the quarter. Once warmer temperatures returned to much of the country, stimulating more normal flea-and-tick and heartworm medication demand from pet parents, we saw the expected rebound of our repeat base later in the back half of the quarter.

First quarter sales were $70.2 million compared to sales of $79.3 million for the same period the prior year, and while we are disappointed with the overall sales results for the quarter, we are encouraged by the sales generated from our returning base of customers in mid-May and June. Adjusted EBITDA for the first quarter was down 10% year-over-year. We haven’t produced the results in net new customer growth, but I remain optimistic that the combination of the new team, new media allocation, and refreshed creative will start to stimulate profitable new customers. Expanding from a business that was primarily optimized to market to existing customers, to a business that also includes a focus on generating new customers, will take some time. The slow start to our flea-and-tick season this spring also had an impact on our ability to attract new customers; there were simply fewer buyers for our seasonally sensitive product catalog. However, we did start to see improvements in new customer acquisition towards the end of the quarter.

Exhibit 99.1 Page 1 of 10

We continue to invest in our infrastructure, including processes, systems and people, and you will note that general and administrative expenses increased on a year-over-year basis. These are very targeted investments which we strongly believe will grow long-term shareholder value. In fact, we have partnered with a number of well-seasoned third-party resources, known and trusted by me and my team, particularly with regard to turnarounds, to cost efficiently and quickly improve our e-commerce site delivery, usability testing, data analytics capability, and more. For instance, we have just enabled a new data warehouse (that we call PetHouse) that gives us deep insights into our first party data that spans our 26 years.

On the marketing front, we have intentionally kept our variable marketing spend relatively flat year-over-year. Again, since April was slower due to unseasonably low temperatures, we determined that it wasn’t prudent to spend against slower demand. Our LTV:CAC number will be dynamic but profitable as we test-and-learn. Our new customer count for the quarter was approximately 69,000 and our LTV:CAC for the quarter was 1.5X. To reiterate, we believe LTV:CAC is a more meaningful measure of the marketing value creation versus using PetMeds’ traditional ROAS metric. We expect to see this LTV:CAC number grow as we migrate more of our returning customers to our AutoShip subscription program, and as we expand Average Order Value over the life of our customers. Our AutoShip program continues to grow. Approximately, 34% of our revenue was recurring revenue derived from our AutoShip subscription program during the June quarter. We will be announcing some exciting new enhancements to our subscription program that we will address later on.

During our last earnings call, we discussed our recent investment and partnership with Vetster, a pet telehealth company that connects pet parents with licensed veterinarian professionals all over North America. Today, we are even more excited about this partnership and are making a ton of progress on our go-to-market and partner integration. I will spend some more time detailing the progress later on in this call. We are rapidly moving on the execution of our pet health expert strategy, with the first building block of this strategic pillar being telemedicine. We have many other initiatives and partnerships underway that we plan to disclose at a future date.

Lastly, I would like to announce a significant new addition to the team and executive to the company. Over the last several quarters, we have spent a great deal of time discussing our new strategy, processes, product, and people. In terms of people, we have invested in an expanded leadership team that has experience with both digital transformation and scaling a company. We have added several new executives in the last 6 months. I am pleased and excited to announce the latest member of my team, Christine Chambers, who officially joins us as PetMeds’ new Chief Financial Officer on August 3rd. You will get the chance to hear from Christine on our next call, as of course she will be participating in our earnings calls going forward. Christine is a seasoned finance professional with extensive experience transforming public and private companies. She was most recently the Chief Financial Officer at RealNetworks. Prior to this, Christine and I worked together closely when she was the Senior Vice President of Finance at Rosetta Stone Inc. She has extensive and relevant experience that I am confident will help PetMeds start to regain growing market share, and I am personally delighted that Christine is joining our executive team.

The Board of Directors and I would like to thank Bruce Rosenbloom for his myriad of contributions to PetMeds for over 20 years. With an intense dedication to the company, Bruce has made a substantial impact as the Chief Financial Officer for over 20 years. The Board of Directors and all of the team members at PetMeds thank him for his service. Bruce will be officially staying on for several months in a consultative capacity to ensure a smooth operational handoff. Thank you, Bruce, for all you have done.

Now let us dive deeper into the details with the presentation material. As always, we like to feature pictures of our customers’ and employees’ pets in our slide decks. You will see many original pictures throughout this presentation, starting with this slide which features my dog Harry, a PetMeds customer since he was 8 weeks old.

Let us start with a look at the current market and our perspective on the overall opportunity. As we covered in our previous earnings calls, PetMeds operates in a very large and growing addressable market. The total U.S. pet market is over $100 billion in annual sales, and it is expected to reach $120 billion by 2024. The addressable pet medication market where we participate today is approximately $10 billion and also growing rapidly. We are actively working on improving and growing our core business in that addressable market, while also setting our sights on expanding our addressable market into the broader wellness market which is estimated to be over $30 billion.

Today, we are one of the leading and most trusted pet pharmacies. PetMeds is also an important part of the strategy of many of the pet platforms and players in the industry. As I have learned, there are not many truly reliable online prescription providers for these pet platforms and players to partner with, which puts us in an enviable position. Our core asset and demonstrated competency around prescriptions enables us to move much more quickly to execute on our broader pet health expert strategy.

Exhibit 99.1 Page 2 of 10

We also operate in a market that is growing with underlying behavioral trends that are favorable to digital retailers, and it is a great time to be in the pet business. We also know that the pet vertical is more resilient than other verticals when there is a financial downturn. In particular, it is a great time to be a retailer that is focused on essential consumables. U.S. household pet ownership has increased over time, and today 7 out of 10 U.S. households have a pet. In a post-Covid world, those pet parents are going to need, and will seek out, health and wellness care provided by a trusted brand. PetMeds is uniquely positioned to take advantage of this trend.

Pet parents see their pets as an extension of their own families, and they are increasingly demanding more healthy pet care options. We see this as a positive trend for PetMeds and an opportunity for growth. Similarly aligned with the trends in human health, pet parents are thinking through the entire spectrum of their pet’s care, from diet to veterinary services, and from infancy through old age. While some well-known retailers entered the market by means of pet food first and then expanded, PetMeds started first in the most difficult Rx end of the market, and we are now expanding out. To that end, we intend to move much more aggressively this year in expanding our product assortment and catalog. We see significant compounding upside in the form of increasing recurring sales, increasing customer loyalty, and increasing share of wallet by providing a broader non-medication product assortment to pet owners.

Lastly, the pandemic accelerated the increasing trend for the digitization of healthcare. Specifically in the pet market, regulations related to in-person veterinary visits and prescription fulfillment were temporarily waived for the first time during COVID and these services moved online in unprecedented ways. PetMeds is ahead of the curve on this trend with our strategic partnership and investment in pet telemedicine with Vetster. With this groundbreaking partnership, we believe we are enabling the first real mainstream pet telemedicine platform, and the one that will prove to be an accelerator of widespread adoption of pet telemedicine.

During the last earnings call, we discussed some key PetMeds differentiators. I want to reiterate those because they are important, and I believe they provide a real edge for our company’s transformation. First, our brand is both widely known and trusted. Our own market research indicates that 55% of U.S. pet parents are aware of the PetMeds brand. Having a strong brand takes years to develop and our customers look to PetMeds as their trusted pharmacy and pet medication expert. We will be leaning more into the brand in our external communication with more dynamic and relevant messaging and new channels to take advantage of our large brand goodwill.

Second, we have strong operational and quality efficiency as a pharmacy. The customer care integration with our pharmacy is world-class, which ensures that customers get their products delivered as promised, quickly and accurately. Additionally, our vet partners reliably receive quality service delivered through our vet platform. We will be looking to expand our vet network and provide enhanced service to them with new technology delivered through our partnership with Vetster.

Our deep experience with the vet community is a significant competitive advantage. We have one of the largest direct-to-consumer vet networks in the online retail space with over 70K veterinarians that we have worked with over the company’s history. Currently, our online vet portal has 17K active veterinarians and vet clinics. As I have said in earlier earnings calls, this is a core capability and a unique asset because it enables us to expand our fulfillment capability as we scale our business. Our intent is to drive incremental revenue through a powerful platform offered to our vet partners in the near future. We view vets as our partners in jointly providing a greater array of pet health services to pet parents. To that end, we will continue working together holistically to improve vets’ ability to care for pets. Ultimately, we believe if we help vets, the profits–for both the vets and for PetMeds– will follow.

Our pet pharmaceutical category expertise is something that I view as a towering strength. Many retailers can sell dog food, but few can provide medication and sound health advice at scale. As I have said before, being a differentiated pet medication provider allows PetMeds to excel in our health and wellness offering and continue to be viewed as trusted pet health experts, especially as the market continues to become even more competitive. PetMeds currently enjoys a close and strategic bond with our many supply partners and those relationships have developed over time to become even more strategic. We have direct relationships with all of our major suppliers, and we work together closely to effectively market their products to our customer base.

Our customer service and overall customer centricity ethos permeates our culture and is demonstrated throughout our team. We provide a 100% satisfaction guarantee, and we go the extra mile for our customers with truly empathic and expert service. We don’t just have a transactional interaction with our customers, we have built trusting, genuine relationships. Our customers view PetMeds as their trusted pet health expert, and we take that responsibility seriously. I recently had the pleasure of receiving an email directly from a customer concerning a phenomenal interaction with one of our Customer Care reps….here’s what they had to say:

Exhibit 99.1 Page 3 of 10

Dear Mr. Hulett, The purpose of my letter is to bring your attention to my experience with a member of your team, Jennifer, during my call with your company yesterday. Having the need to re-order Riley’s, my dog, monthly meds, I called your company yesterday and was connected to Jennifer. Her knowledgeable, professionalism, and patience with me were outstanding. Being disabled, without income and living on my savings, I had a lot of questions about different meds and the different ways I might be able to save some money.

I am sure my time with Jennifer probably extended past company policy regarding time as most places you call, they rush you on and off the phone, only wanting to take an order and get to the next customer. This was not the case; I had a lot of questions and Jennifer was so patient and kind and assured me she was there to help me and that she was going to do it!

Her time with me on the phone yesterday was a great example of her dedication to Pet Meds and her love for helping others. I am very impressed and thankful for her time and patience with me.

Again, thank you for your company's outstanding service. With the many different choices that are available to us to choose our meds for our animals, I can tell you, it’s the folks like Jennifer that will keep them coming back. Should I have an opportunity to refer others, be assured its PetMeds, where I will be sending them too.

Jennifer is a perfect example of our employees’ dedication to our customers and their pets’ wellbeing, and I’m delighted to share this story and recognize Jennifer and all her colleagues for their exemplary customer service.

PetMeds has historically been a somewhat low growth, yet high dividend-based company, and we are proud to have created and returned so much value to our shareholders. We are intent, however, upon becoming a higher growth company to create even more value, and believe we are in a great position to do that:

●	PetMeds is profitable with a pristine balance sheet. We do not have any debt, we have approximately $105.4 million in cash and cash equivalents as of June 30, 2022, and we are cash flow positive.
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PetMeds is moving much of our business from a transactional direct-to-consumer model to a subscription business. Subscription businesses are clearly compelling business models due to their predictable and stable recurring cash flows. As I mentioned at the beginning of the call, we ended the June quarter with approximately 34% of our customers enrolled and ordering via our AutoShip and Save subscription program.

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We continue to have a large base of returning customers which is an indication of the quality service and the value that we deliver. We are fortunate to have a large base of 2 million pet parents that have purchased from us over the last two years.

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We have over 26 years of experience as a pure-play pet pharmacy, fully licensed in 50 States, delivering outstanding service and value. This domain experience is what I would call the more complicated part of the pet ecosystem which makes our progression into other segments much easier.

●	Our customers just love our brand and our service. Our NPS score is over 80 which puts us in the upper quartile along with some of the most beloved brands in the world.

Now, I would like to have Bruce review our financials for the quarter.

Bruce Rosenbloom

Thanks, Matt. During the review of our financial results, we will compare our first fiscal quarter which ended on June 30, 2022 to last year’s quarter that ended on June 30, 2021. I would also like to highlight that we introduced new “Non-GAAP” financial metrics during our last fiscal year, adjusted EBITDA and adjusted EBITDA per share. We decided to include these new metrics because they are key measures used by management and by our Board to evaluate our operating performance, generate future operating plans, and make strategic decisions regarding the allocation of capital. Additionally, adjusted EBITDA and adjusted EBITDA per share provide a more accurate picture of our underlying profitability and also take into account the more recent increases in non-cash stock-based compensation and other expenses.

Throughout our most recent fiscal year, we faced a unique situation comparing two totally different environments, between 2020 (pandemic) and 2021 (mostly post pandemic). As we move forward into our current fiscal year, the year ending March 31st, 2023, with our new marketing partnerships, agencies, and processes, we expect to be much more efficient with our variable marketing spend with improved results, and with many of our highlighted initiatives firmly in place.

For the current year, first quarter sales were $70.2 million compared to sales of $79.3 million for the same period in the prior year, a decrease of 11.5%. As Matt mentioned, earlier, while we were disappointed with the sales decline year over year, we were encouraged by the sales trends we saw later in the June quarter. Reorder sales decreased by 7.8% to $63.3 million for the quarter ended June 30, 2022, compared to reorder sales of $68.7 million for the same quarter the prior year, using a consistent 36-month definition of a new customer.

Exhibit 99.1 Page 4 of 10

With the increasing AutoShip subscription adoption, we see more opportunities to continue to build our relationships with our loyal customer base. We will also look to continue to improve our reorder sales by marketing to our customer base with increased product offerings and services. During the June quarter we made a change to the methodology on how we calculate the percentage of our revenue that was generated by our AutoShip & Save program. Going forward, we will report AutoShip, net of discounts and credits, and we will also report the average of our AutoShip attainment over the quarter (versus the last month of the quarter). Please note that this change to the calculation resulted in a decrease to the AutoShip percentage that was previously reported by only a few percentage points. We believe that this change reflects a more accurate representation of our subscription business for stakeholders to gauge its performance. We are encouraged by the adoption of this program and have seen an increasingly positive trend over the last several quarters since we launched this program. For example, our quarterly AutoShip percentage increased from 20% in the December quarter to 31% in the March quarter and averaged 34% for the most recent quarter ended June 30, 2022.

For the first quarter of Fiscal 2023, our Gross Profit as a percentage of sales increased by approximately 95 basis points to 28.4% compared to 27.5% for the same period a year ago, as some of the major manufacturers shifted their funding from cooperative marketing rebates and discounting product costs to funding discount promotions which support our AutoShip and save subscription program. There may be an opportunity to improve gross margins in fiscal 2023, if the shift to prescription medications continues, and we can grow future sales with appropriate price promotions.

Net Income was $2.8 million, or $0.14 diluted earnings per share, for the first quarter of fiscal 2023, compared to $4.4 million, or $0.22 diluted earnings per share for the same quarter last year. Adjusted EBITDA for the first fiscal quarter was $6.3 million, or $0.31 on a diluted basis, compared to $7.1 million, or $0.35 on a diluted basis for the same quarter last year. Adjusted EBITDA and adjusted EBITDA per diluted share add back certain non-cash expenditures, including stock compensation, interest income and expense, income taxes, depreciation and amortization, and other expenses like the investment banking fee relating to the Vetster partnership. Again, adjusted EBITDA and adjusted EBITDA per share are “Non-GAAP” key measures used by management and our Board to evaluate our operating performance, generate future operating plans, and make strategic decisions regarding the allocation of capital. We will continue to disclose these financial measures in our future filings.

As a result of the intentional and strategic investments in headcount and infrastructure made over the past year, we have seen double digit percentage increases in general and administrative expenses. We strongly believe that these investments are necessary for our transformation, and we intend to continue to make prudent investments in the business to fuel and support future growth. In the June quarter we spent approximately $982,000 in capital expenditures with the majority of the spend related to the customization of our ecommerce platform and our new data warehouse. We expect to see a continued investment in capital expenditures to the tune of approximately $4.0 million for the remainder of fiscal 2023, which will be utilized to further customize our ecommerce platform and IT infrastructure.

We had $105.4 million in cash and cash equivalents, and $22.6 million in inventory with no debt as of June 30, 2022. The Company continues to be committed to returning capital to our stockholders. As such, the Board of Directors declared a quarterly dividend of $0.30 per share on the Company’s common stock that will be payable on August 19, 2022, to shareholders of record at the close of business on August 12, 2022. Also, please note that the declaration and payment of future dividends is discretionary and will be subject to a determination by the Board of Directors, each quarter.

Now, I would like to hand the presentation back over to Matt.

Matt Hulett

During our last earnings call, we revealed our long-term strategy with some degree of specifics. PetMeds is moving from being just a leading pet medication retailer to being a market leader in expert pet healthcare. We envision a world where the majority of vet services and pet care move digitally. We are in the early days of this digital transformation. But it is coming --- rapidly. We believe that a digitally enabled and data-driven future will be the preferred mode of delivery for pet parents.

We have taken important steps towards executing on our long-term strategy, starting with our recent announcement that we made in the telemedicine space. The strategic pillars that we will be executing on are: nutrition, medications, wellness, and care, with data both driving and being at the heart of our services.

Our recent announcement with Vetster is the first building block of our ‘care’ offering. During the last call we discussed how this partnership is a real unlock in both technology and e-commerce integration which provides a powerful combination that has never been introduced in the pet category. We see a panoply of upsides and opportunities, including:

Exhibit 99.1 Page 5 of 10

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First mainstream launch: We believe we are the first company to introduce pet telemedicine to the mainstream, connecting 2 million pet parent customers with over 70K veterinarians in the PetMeds network.

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“Close the loop”: Direct connect access to a telemedicine experience that 'closes the loop' between a pet parent and a vet so that prescription medication can be prescribed directly to a pet parent in many cases without the need of an in-office visit.

●	New revenue streams: this partnership creates new revenue streams within PetMeds and the potential for new revenue streams from traffic driven from Vetster’s platform
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Go-to-market acceleration: unique investment and partnership terms allow PETS to accelerate our go-to-market on our new strategy. For example, PetMeds will leverage the Vetster platform to provide virtual vet clinic services embedded with our pet medication and retail platform directly into their platform.

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Climbing up the sales funnel: we believe that offering telehealth will enable us to acquire new customers and to create more incentives for PetMeds subscribers. PetMeds customers will be able to get instant care,whether that is via text or live video chat with your vet, or with any vet provider through an exclusive vet marketplace accessed on your smartphone or desktop 24/7.

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Veterinary alliance: We think that this partnership is a huge win for vets, too. We believe this partnership will allow us to provide attractive capabilities and additional revenue streams and work flexibility to our core vet network and beyond.

Since signing our agreement just several months ago, we have already moved very quickly towards integrating PetMeds’ and Vetster’s core technologies. We have already integrated two services into each other’s platform, which include:

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PetMeds integration: PetMeds catalog, Rx, and e-commerce capability is now directly integrated into Vetster. That means that now, for any customer that has a direct veterinary relationship or resides in a state that allows for digital prescription fulfillment, any vet on Vetster will be able to triage, diagnose, and then prescribe medication directly from a computer or mobile device. This level of integration happens directly as a virtual appointment. The data from the prescription and the overall appointment is integrated into the pet parents’ personal pet health dashboard. This innovation means that as virtual care increases for pets, PetMeds can become the engine that powers the e-commerce transaction behind this trend.

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VetLive™: VetLive™ is a new experience that will be rolling out over the next several months, and the first of many services that will be launching over the quarter. VetLive™ is an exclusive veterinarian marketplace integrated directly inside of PetMeds. VetLive connects pet parents to thousands of licensed veterinarians ready to provide the best online vet services through video chat appointments 24/7.

I think about virtual care the way some entrepreneurs thought about the app store as a potential to reach out to a global audience - instantly. The companies that didn’t have the foresight to take advantage of a platform change like this missed out on a huge value unlock. Direct access to an exclusive network of extraordinary vet care providers is a very high engagement and high value proposition for pet parents and we believe will be a very sticky offering. And this is just one of many examples of how we believe we are building a very compelling platform for the next big trend in pet health.

We have made substantial and measurable progress on our transformation of the business over the last several quarters, and we remain laser focused on execution. Now that we have the majority of the new people, process, and strategic elements of the business underway, here is what you can expect from us over the next couple of quarters in terms of our organic and inorganic growth focus:

●	Improvement in new customer growth. We will be expanding and accelerating our new customer acquisition efforts which are critical to our long-term success.
●	Continued migration of our business to a recurring subscription model.
●	More active deployment of our capital. There are exciting opportunities for us to leverage capital to accelerate our transformation through investments, partnerships, and acquisitions.
●	Full rollout of our pet telemedicine capability into the market. We will start to execute on the deployment and expansion of our integrations and partnership with Vetster.
●	Expansion of product catalog and services - this includes a much wider product assortment as well as adding more health and wellness services to our business.
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Commitment to ESG - This year we initiated our environmental, social and governance (ESG) commitment. A great example of this is our Ukraine pet relief effort that we launched with IFAW, as well as our longtime continued support of many US-based pet rescue and humane organizations. PetMeds firmly believes that we cannot consider ourselves successful as a business if our team members, our communities, and our planet do not thrive as well. Our strategy is still in the early stages of development but at the heart of our commitment is giving back to pets, people, and our planet.

Exhibit 99.1 Page 6 of 10

I can’t stress enough that it takes time to transform a company, especially in a highly competitive market and in an uncertain economic environment, but our market opportunity is clear, and it is compelling. I am confident that the foundation that we have been laying will meet that market opportunity in unique and innovative ways and will lead to increased operating results and shareholder value. PetMeds’ brand, expertise, and reputation are unparalleled, our balance sheet is strong, our team is fantastic, and I am more excited about the future than ever. This ends our prepared remarks, operator, we are now ready to take questions.

Operator

Thank you.

Our first question is from Erin Wright with Morgan Stanley. Please proceed with your question.

Erin Wright

Hey, thank you for taking the question. Can you give us an update on where we stand now with the flea and tick season? Were those sales just lost? Or does it shift to the next quarter? What are you seeing now on that front? I think you used to give that quarterly seasonal weighting of what was considered seasonal products. I guess what does that cadence look like? Or what do you expect it to look like this year compared to historical trends from a seasonal mix perspective? Thanks.

Matthew Hulett

Hi Erin, this is Matt. Thanks for the question. Great to hear from you. A couple of things about the quarter. It started out pretty slow, especially compared to March. We indicated that March was slow due to seasonality around, the temperatures being cold, and it continued into April. Then it really progressively rebounded on our returning business through May, through June and continues through July. So, we're pretty confident the parasiticide business of PetMeds is recovering very nicely. That kind of maps to what we've seen in other supply chains and other partners that we've talked to. It's very similar to what we've seen in the subsequent historical practices in the business since we've been around for 26 years. We have some—a lot of data around this. To answer your question in a point of way, we view this as an extension to the season. Typically, a six month season. We're heavily weighted towards flea, tick, and heartworm and so we view the season being extended out versus contracting. Bruce, do you have any other follow-up comments?

Bruce Rosenbloom

No, Matt. I think you covered everything there.

Erin Wright

Okay. Got it. Thanks. Then more broadly, how are you thinking about pet spending and a tougher macro backdrop? And are you seeing any changes in customer behavior, for instance, in terms of trade down on products? Or are pet owners moving from six months flea and tick packs to three months? Or has anything else changed or would be indicative of a change in consumer?

Matthew Hulett

Yes. Erin, it's a great question. We hope to changes in the future. As you know, we're highly medication and heavily RX-focused. The good news about that is customers are very brand-specific and brand loyal, intend to not trade down. We've maybe seen a little bit of impact on people trading down in terms of dosage, but not much. At least this category, we're seeing not a lot of movement there. I think as we start thinking about broader consumable products, maybe food and other items, we'll see some of that trade down. But in terms of brand loyalty to RX, in particular, we have not seen a trade down behavior. Bruce, anything to add there?

Bruce Rosenbloom

Historically, when times have been tough, and again, I've been with the company through a few different downturns, you may see pet owners instead of buying a six-month supply, buying a three month supply. So, a trading down from that perspective or stretching out that medication. We haven't seen that yet, but that's some behaviors we have seen in the past. So, just something that we'll keep tabs on. But as of right now, the data has not shown any significant changes.

Exhibit 99.1 Page 7 of 10

Erin Wright

Okay. One just housekeeping question. Did you give new customer growth or total new customers acquired in the quarter?

Matthew Hulett

We did; 69,000.

Erin Wright

Okay, got it. Thank you.

Matthew Hulett

You bet. Add on to that, Erin, since we are so highly concentrated to RX, particularly flea, tick and heartworm, April, just to be blunt, was not a great month to be acquiring those customers since the earth was pretty cold. So, we were pretty, getting very optimistic actually, about our new customer acquisition initiatives underway, especially later in the quarter. So, we expect to see good improvements throughout our calendar year on new customer acquisition. We're getting more optimistic there.

Erin Wright

Okay, thank you.

Matthew Hulett

Thanks, Erin.

Operator

Thank you. Our next question comes from Corey Grady with Jefferies. Please proceed with your question.

Corey Grady

Hi, thanks for taking my question. I wanted to follow up on your customer acquisition initiatives. You test a new creative across the new channels during the quarter. Can you give us maybe more detail on the results you're seeing so far? Where you are in terms of the marketing transformation?

Matthew Hulett

Hey, Corey, this is Matt. Thanks for your question. Thanks for hosting us recently your conference. It was fantastic. I won't go into the specific channels, but I think in the meta macro level, we're definitely seeing rates get to more normal and/or, in some cases, lower rates year-over-year, which is great news. Which you typically see in some environments that get more macro challenge, but definitely on the performance marketing channels, we're definitely seeing more stabilization in some cases, reduction of rates. Some channels are still high. I think we all know the issues around social, but we're definitely seeing a rationalization in rates as I think growth-oriented companies have readjusted how they think about their media mix. I think that is only going to be a net beneficiary for PetMeds. Then that's kind of the macro. The micro on us is, as you know, and we spent some time talking about this at PetMeds for a long time is focused on lower the funnel aka performance marketing to its returning base. Since we had a new CMO, and new partners starting about six months ago on a new strategy, we've definitely moved that shift to lean more into our brand, and we've seen really strong results there. We expect those to continue and over this calendar year, we expect to see net new customer growth due to those efforts, and we're feeling more optimistic about them. Did that answer your question, Corey?

Corey Grady

Yes. It did. It's really helpful. Then for my second question, I’m just following up on the flea and tick. So, given the known kind of flea and tick weakness coming into the quarter, how did the reorder sales come in relative to your expectations? Then have you guys seen any change in seasonality to the vet industry that would typically proceed a change in your reorder business?

Exhibit 99.1 Page 8 of 10

Matthew Hulett

Yes. Corey, thanks a lot for that. The first—I'll answer the first question first with—you asked me in April, how was I feeling about the quarter. I wouldn't have been very optimistic. Then subsequently, May and June, got a lot more optimistic. So, the quarter recovered to where we were expecting it to be and that continues into July, on the returning side. Again, the new customer acquisition side was a little slow to warm up because the buyers weren't there. In terms of the vet’s cycle, we do tend to look a lot like the vet cycle in terms of concentration of revenue, but also the patterns for consumers with PetMeds is that the vet typically gets the first prescription, and we get the secondary. We actually haven't seen that as much as the things start to recover, that we are starting to see the similar cycles even with the seasonality with colder temperatures. So, I don't think that's going to be much of a headwind for us as we come into this next quarter. Corey, I don't know if that answered your question or not?

Corey Grady

It did. That's helpful. Thank you.

Operator

Our next question is from Anthony Lebiedzinski with Sidoti & Company. Please proceed with your question.

Anthony Lebiedzinski

Yes, good afternoon and thank you for taking the questions. As far as—if I look at the traditional way of how PetMeds talked about advertising and new customer acquisition costs. So, that looks like about $92 for the quarter. How should we think about that number kind of going forward? I know, Matt, you talked more about LTV to CAC. But I guess just for old-timers, covered the stock for a long time, how should we think about that on a go-forward basis?

Matthew Hulett

Anthony, you're referring to $92 the absolute number for CAC.

Anthony Lebiedzinski

Right. Yes, so if I take the advertising dollar amount divided by the new—number of new customers, which was just disclosed as far as—69,000 you said. So that comes out to $92.

Matthew Hulett

Yes. I just want to make sure we're looking at the same song sheet. In terms of the absolute number for CAC, we actually are feeling better about that. If—you're asking a directional question. So, it's been higher for us, as you know, my first in a CMO for the business wasn't the best quarter for CAC for the Company, and we handed that to a more prescient CMO. But the CAC number for us is stabilized and it's actually decreased a little bit due to this medium mix. So, on a go-forward basis, we're not thinking about and targeting CAC is a metric that we talk about. But since it's easy to calculate, it's actually been relatively stable and going down. The LTV number has been pretty stable as well. But we hope over time with recurring revenue and a broader catalog, that just goes up because we get more opportunity to sell more products and get more engagement and a broad array of products. So, I think LTV goes up over time. Then I think right now, Anthony, to answer your point on question, I think $92 it may be a little bit lower over time. It's been going down as we've gotten smarter about our media mix. Also, I think the current macro environment hasn't been increasing as much, which has worried us in the past. So, I hope that's helpful. I don't peg it. I can't predict what absolute number is going to be other than we've seen market improvement month-over-month, week over week, and it's starting to stabilize in terms of price increases. So, we're feeling better about the CAC environment.

Anthony Lebiedzinski

Okay. That sounds good. Okay. So—and I know it's still early as far as the relationship with Vester, but can you give us any sort of color as far as—I don't know if you want to talk about the specifics, but as far as customers actually—your own customers using Vester or vice versa, Vester customers using PetMeds to fill their orders. Can you give us any sort of additional color or details on that?

Exhibit 99.1 Page 9 of 10

Matthew Hulett

Yes. The first integration we did was to embed PetMeds as a private label inside of Vester. Vester is a start-up. So really, they have a small amount of traffic right now. But it was a good Watson are you there moment to determine whether it works or not. And a, it works, and b, customers are really delighted by the overall service, and I encourage everyone who's listening to try it, it's really fantastic. Secondarily, the big launch for us where volume will start increasing and also getting more exposure on the site, and our mobile products will be VETLIVE. VETLIVE will be the Vester marketplace, private label inside of our PetMeds properties, and that will come in the next several months. That will be the opportunity for us to really do some interesting things. The first part is just to engage with pet telemedicine appointment live on the site. The secondary component is there's a whole host of other subservices that we're going to be launching. Some will be in AutoShip, and the others will be extended from their current platform. But the first goal is to get, let's say, in the next several months, VETLIVE up to our current customers. Then we'll start seeing a lot of usage there, Anthony. So, first things first, we launched, and it worked. The second point is PetMeds should be getting that up live on our properties in the next three months.

Anthony Lebiedzinski

Got it. Okay. Then lastly for me. So, unlike a lot of other consumer companies where they're dealing with bloated inventories, your actual inventory is lower than last year and lower on a sequential basis. So, that being said, I mean, do you feel like you have adequate inventory? Of course, there's still ongoing supply chain issues that we're hearing from other companies. So, can you just talk about that as well?

Bruce Rosenbloom

Yes. Anthony, I'll take that question. This is Bruce. As you know, our inventory fluctuates from time to time, mostly due to opportunistic opportunities as far as buying. As we mentioned in the last call, at the end of the March quarter, we had an opportunity to take on additional inventory at a reduced price. So, we went ahead and pursued that. So, we definitely were stocked up as of March 31 and ales, although recovering through the quarter, were still fairly slow in April. So, I would say the inventory levels where they are right now, around $22 million to $23 million, probably a normalized level, maybe a little bit lower than maybe in past seasons, but not so off from where we'd like to be. Since we do have direct relationships with the manufacturers, lead times are cut, really short, based on how we used to procure. So, no concern there. We're always going to be opportunistic if there's going to be—if we have an opportunity to buy at a reduced cost, we'll take advantage of that. Those usually come up traditionally at the end of the year, so around 12/31. We'll see how it shapes up. But if there's an opportunity, we'll take advantage of it.

Anthony Lebiedzinski

All right. Terrific. Thank you, Bruce and thank you, Matt.

Matthew Hulett

Thanks Anthony.

Operator

Our question-and-answer portion of the call has ended. I would now like to turn the call back to Matt Hulett, the Company's CEO, for his concluding remarks.

Matthew Hulett

Thank you, Operator. As you just heard, the future of PetMeds is much more expansive than just a prescription e-commerce company. We are building our strategy out and working hard to transform into a broader e-commerce and subscription brand that reflects and leverages our status as the trusted pet health experts. I will continue to detail our progress and look forward to providing you with updates in the not-too-distant future. As always, thank you to all of our employees, customers, partners, suppliers and investors for your continued confidence and support. Thank you for listening in. Operator, this ends the conference call.

Operator

This concludes today's conference. You may disconnect your lines at this time. Thank you for your participation.

Exhibit 99.1 Page 10 of 10